EXHIBIT (d)(11)(B)

                         PREFERRED LARGE CAP GROWTH FUND

                        AMENDMENT TO SUBADVISER AGREEMENT

         AMENDMENT dated April 1, 2003 (this "Amendment") to the Subadviser Agreement dated as of June 29, 1992 (the "Subadviser Agreement") by and between CATERPILLAR INVESTMENT MANAGEMENT LTD., a Delaware corporation (the "Manager"), and JENNISON ASSOCIATES LLC, a Delaware limited liability company (the "Subadviser").

                              W I T N E S S E T H:
                               - - - - - - - - - -


     WHEREAS, the Manager has requested that the Subadviser agree to amend the Subadviser Agreement in the manner provided for herein; and

     WHEREAS, the Subadviser is willing to amend the Subadviser Agreement in the manner provided for herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

                 SECTION 1. DEFINITIONS AND SECTION REFERENCES

     1.1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Subadviser Agreement and used herein are so used as so defined.

     1.2. Section References. Unless otherwise indicated, all section and subsection references are to the Subadviser Agreement.

                 SECTION 2. AMENDMENTS TO SUBADVISER AGREEMENT

     2.1. Addition of Section 11. The Subadviser Agreement is hereby amended by adding Section 11 as follows:

          (a) The Subadviser shall not consult with any Preferred Subadviser (other than an affiliated person of the Subadviser) concerning transactions of the Fund in securities or other assets.

          (b) To the extent that multiple Preferred Subadvisers serve as investment advisers of the Fund, the Subadviser shall be responsible for providing investment advice only with respect to such portion of the Fund as may from time to time be determined by the Manager.

          (c) "Preferred Subadviser" means an investment adviser, as defined in
Section 2(a)(20)(B) of the 1940 Act, for a series of the Trust. "Preferred Subadviser" shall include an investment adviser that serves as an investment adviser for a series of the

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     Trust pursuant to an agreement between such investment adviser and a
     Preferred Subadviser.

                           SECTION 3. MISCELLANEOUS.

     3.1. Continuing Effect. Except as expressly amended hereby, all of the terms and provisions of the Subadviser Agreement are and shall remain in full force and effect.

     3.2. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

     3.3. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws governing the Subadviser Agreement.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

                                      CATERPILLAR INVESTMENT MANAGEMENT LTD.


                                      By: _______________________________
                                      Name:
                                      Title:

                                      JENNISON ASSOCIATES LLC


                                      By: _______________________________
                                      Name:
                                      Title:

         The foregoing is accepted by:


                                      THE PREFERRED GROUP OF MUTUAL FUNDS


                                      By: _________________________________
                                      Name:
                                      Title: